Exhibit 10.1

OFFICER INCENTIVE COMPENSATION PLAN

OF

WIRELESS TELECOM GROUP, INC.

1. Purpose and Effective Date. Wireless Telecom Group, Inc., a New Jersey corporation (“Wireless”) hereby adopts this Officer Incentive Compensation Plan (this “Plan”) to provide for incentive bonus compensation to designated employees of Wireless and any subsidiaries of Wireless who are selected for participation as provided herein with respect to their service to Wireless over the course of an applicable Performance Period (as defined below). Unless otherwise noted, the term “Corporation” shall refer to Wireless and any of its subsidiaries, as applicable. The Corporation’s objectives in maintaining this Plan are to (i) attract, retain and motivate the executives required to manage the Corporation; and (ii) promote the achievement of rigorous but realistic annual financial goals and encourage intensive fact-based business planning. In no way is this Plan intended to limit the Corporation’s ability to issue any form of compensation to its employees, including without limitation additional cash bonus or equity compensation.

2. Administration.

(a) In General. This Plan shall be administered by the Compensation Committee of the Board of Directors of Wireless (the “Committee”). Subject to the provisions of this Plan, the Committee shall have the authority to select the participants under this Plan (each, a “Participant” and, collectively, the “Participants”), to annually review and select bonus targets, performance measures and objectives for Participants under this Plan, and to determine the target award for each Participant, including the amount of, or method of determining, the awards to be made to Participants (each, a “Target award”). A Target award may be expressed as either a specified maximum bonus amount of cash (assuming achievement of 100% of the applicable performance measures and objectives), or a percentage of base salary as in effect on the first day of the applicable fiscal year, or in such other manner as determined by the Committee, the payment of which shall be conditioned on the achievement of the applicable Performance Goals (as defined below) established by the Committee with respect to such Participant. For purposes of clarity, the Committee may authorize the payment of a bonus in an amount in excess of a specified maximum bonus amount to the extent the Committee determines that a Participant achieves more than 100% of the applicable performance measures and objectives. The Committee is authorized to interpret this Plan, to establish, amend or rescind any rules and regulations relating to this Plan and to make any other determinations that it deems necessary or desirable for the administration of this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of this Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority, consistent with the provisions of this Plan, to establish the terms and conditions of any award and to waive any such terms or conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(b) Performance Periods; Performance Goals. This Plan is based upon an annual performance period consisting of each fiscal year (each, a “Performance Period”). For each Performance Period, Participants will be eligible to receive a potential bonus payment based on the Participant’s and the Corporation’s achievement, respectively, of individual management objectives and corporate financial performance elements (each, a “Performance Goal”). In describing the Performance Goals, the Compensation Committee and the Corporation shall use best efforts to ensure that such Performance Goals are written, disclosed to the Participant, quantitatively measureable, and capable of being objectively evaluated. The Committee is specifically authorized at any time during the first 90 days of the Corporation’s fiscal year, or at any time thereafter in its sole and absolute discretion, to adjust or modify the calculation of any goal set for a Participant (with respect to the Participant’s or the Corporation’s performance) by the Committee within the first 90 days of the Performance Period, to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Corporation, or the financial statements of the Corporation, or in response to, or in anticipation of changes in applicable law, regulations, accounting principles, or business conditions; and (c) in view of the Committee’s assessment of the business strategy of the Corporation, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. However, to the extent the exercise of such authority after the first 90 days of the Performance Period would cause the awards granted to a Participant who is either a “covered employee within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”) or a Participant who the Committee has identified as a potential covered employee within the meaning of Section 162(m) of the Code (each a “Covered Employee”) for the Performance Period to fail to qualify as “Performance-Based Compensation” under Section 162(m) of the Code, then such authority shall be only exercised with regard to those Participants who are not Covered Employees.

(c) Section 162(m) of the Code. For all Covered Employees, this Plan shall for all purposes be interpreted and construed in accordance with Section 162(m) of the Code.

3. Eligibility and Participation. The Committee shall, in its sole discretion, designate the executive officers who will be Participants for each Performance Period. However, the fact that an executive officer is a Participant for a Performance Period shall not in any manner entitle such Participant to receive an award for the Performance Period.

4. Award Determination.

(a) Determination. As soon as practical following the availability of performance results for a completed Performance Period, the Committee shall determine each Participant’s and the Corporation’s performance in relation to the Performance Goals for that period and indicate in minutes and/or resolutions of the Committee, or otherwise certify in writing, the extent to which the Performance Goals were satisfied.

(b) Attainment of Performance Goals. If the Committee determines that one or more of the Performance Goals for a Performance Period were satisfied and that an award is appropriate, the awards shall be paid out pursuant to Section 5. If the Committee determines that no Performance Goals applicable to a Participant for a Performance Period have been satisfied, then the Participant shall not receive an award for the Performance Period.

(c) Committee Determinations. The Committee shall, in its sole and absolute discretion, determine for each Participant the amount of the award for the Performance Period. The Committee shall have no discretion to increase the amount of any award to a Covered Employee above the initial Target award level established, but may through its discretion reduce the amount of or totally eliminate an award to a Participant if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate.

5. Time and Form of Payment. Except as provided below, awards will be distributed in a lump sum cash payment as soon as practicable following the Committee’s determination described in Section 4; provided, however, in no event shall the distribution date be later than 120 days following the end of a Performance Period. The payment of each bonus award shall be subject to the Corporation’s collection of all applicable federal, state and local income and employment withholding taxes.

6. Termination of Employment.

(a) Termination of Employment Other Than from Death, Disability or Retirement. A Participant who terminates employment during the Performance Period for reasons other than death, Disability (as defined below) or Retirement (as defined below), or whose employment is terminated for any reason, shall not be eligible to receive an award for the Performance Period that includes the Participant’s date of termination of employment. For purposes of this Plan, “Disability” shall have the meaning attributed to permanent disability in the Corporation’s disability insurance policy that covers the applicable employee. For purposes of this Plan, “Retirement” shall mean permanent retirement of a participant.

(b) Termination Due to Death, Disability or Retirement. A Participant who terminates employment during a Performance Period due to death or Disability or Retirement shall be eligible to receive an award equal to the award which would have been earned by such Participant, pro-rated for that portion of the Performance Period during which the Participant was employed. The Committee shall have the authority to determine rules regarding the treatment, including payment, of a Participant who terminates employment due to death, Disability or Retirement, consistent with the foregoing.

(c) Termination of Employment Following Performance Period but Prior to Payment. A Participant who terminates employment following a Performance Period for any reason, but prior to the payment of the award shall be eligible to receive an award equal to the award which would have been earned by such Participant; provided, however, in no event shall a Participant be eligible for an award in the event such Participant is terminated for cause. The Committee shall have the authority to determine rules regarding the treatment, including payment, of a Participant who terminates employment after the Performance Period, but prior to the payment of the award, consistent with the foregoing.

7. Satisfactory Performance Required. All payments under this Plan are contingent on satisfactory service through the last date of any applicable Performance Period (except as set forth above in the event of termination due to death, Disability or Retirement) on the terms and conditions specified herein. Notwithstanding any provisions of this Plan to the contrary, Wireless retains the right to reduce, eliminate or otherwise modify any payments under this Plan for any Participant if at any time during the Performance Period the Committee, in its sole discretion, determines that such Participant’s performance is substandard.

8. Binding Authority. The decisions of the Committee, or their duly authorized delegate, shall be final and conclusive for all purposes of this Plan and shall not be subject to any appeal or review.

9. Miscellaneous.

(a) Amendment or Termination. This Plan may be amended, modified, suspended or terminated by the Board of Directors of Wireless, or the Committee, at any time and without notice to or the consent of any Participants. Notwithstanding the foregoing, no such amendment, modification or termination shall affect payment of an award for a completed Performance Period.

(b) Severability. If any term or condition of this Plan shall be invalid or unenforceable, the remainder of this Plan shall not be affected thereby and shall continue in effect and application to the fullest extent permitted by law.

(c) No Employment Rights. Neither the establishment nor the terms of this Plan shall be held or construed to confer upon any employee the right to a continuation of employment by the Corporation, nor constitute a contract of employment, express or implied. Subject to any applicable employment agreement or requirement of applicable law, the Corporation reserves the right to dismiss or otherwise deal with any employee, including the Participants, to the same extent as though this Plan had not been adopted. Nothing in this Plan is intended to alter the “AT-WILL” status of the Participants, it being understood that, except to the extent otherwise expressly set forth to the contrary in a written employment agreement, the employment of any Participant can be terminated at any time by either the Corporation or the employee with or without notice, with or without cause.

(d) Transferability of Rights. The Corporation shall have the right to transfer its obligations under this Plan, with respect to one or more Participants, to any person, including any purchaser of all or any part of the Corporation’s business. No Participant or spouse shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy that the Participant may have at any time to receive payments of benefits hereunder, which benefits and the rights thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law. Any attempt by a Participant to transfer or assign a benefit or any rights granted hereunder shall (after consideration of such facts as the Corporation deems pertinent) be grounds for terminating any rights of the Participant to any portion of any benefits not previously paid under this Plan.

(e) Governing Law. This Plan shall be construed, administered and enforced according to the laws of the State of New Jersey, without regard to conflicts of law principles.

(f)   Effective Date. This Plan is effective as of April 22, 2015.